Exhibit 10.27

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Online Game of Tian Long Ba Bu

Proxy and License Agreement

Traditional Chinese Version (Taiwan Region)

Licensor (Party A): Beijing Gamease Age Digital Technology Co., Ltd.

Licensee (Party B): (Taiwan) Soft-World International Corp.

Date: December 25, 2007

Place of Signing: Beijing

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

THIS PROXY AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of December 25, 2007 by and between Beijing Gamease Age Digital Technology Co., Ltd., a limited liability company incorporated and validly existing under the laws of the PRC and having its registered office at Room 1197, Tower 3, No. 3 Xijing Road, Badachu High-tech Industrial Area, Shijingshan District, Beijing, and (Taiwan) Soft-World International Corp. (Taiwan) (“Soft-World”), a company incorporated and validly existing under the laws of Taiwan and having its main site of business operation at No. 99-10, Sec. 2, Nangang Rd., Taipei City, Taiwan Province.

NOW THEREFORE, both Parties through mutual negotiation agree as follows:

1.	Definition and Interpretation

1.1	Product: the online game of Tian Long Ba Bu (“TLBB”) (Traditional Chinese Version) which Gamease holds its copyright, including the online game software named “TLBB” in Chinese, and any online game-related products developed in connection with the subject and content above, including the updated version of the aforesaid traditional Chinese version. The functions which may be realized in the product and technology measures and the necessary software tools and hardware for implementing the functions have been fully described in the description of the Licensed Product (for the details please refer to Appendix 1 hereto). The description of the Licensed Product and the copy of the copyright certificate constitute an inseverable part of the description for the target product under this Agreement.

1.2	Service: all activities that Gamease develop and offer to users of the online game TLBB (Traditional Chinese Version) and the instruments and equipment used in these activities.

1.3	User: any person that plays the online game TLBB (Traditional Chinese Version) connected with the network platform provided by Soft-World.

1.4	PC: personal computer based on operating systems compatible with Win32, such as Window98, 2000, ME, XP and Vista.

1.4	System: all software and hardware or any operating platform developed by either Party hereto for providing game services.

1.5

Service Fee: the payment made by users in cash or otherwise acceptable to Soft-World for access to the online game of TLBB and the specific function(s) in this game within a certain period of time. The service fee shall be calculated in the currency of certain amount and collected in the form of prepaid cards, virtual item cards, virtual game cards, charging prepaid cards, data bundle, selling virtual items or other applicable manners (the Share of Monthly Sales Revenue of the Guide Book and Game-related Products shall be calculated separately). Both Parties agree that the data shown in the charging system of TLBB

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(Traditional Chinese Version) installed by Soft-World with the assistance of Gamease shall be the basis for settlement of the service fee and the computation basis for the Share of Monthly Sale Revenue for the previous month. The service fee in this Agreement shall be calculated once a month.

Note: Service Fee = recharging points shown in the charging system    ×    [1]NT$/Point

1.6	Localization: localization of the Chinese traditional version game that Soft-World undertakes with the necessary support from Gamease in this process. Gamease shall, after the execution of this Agreement, deliver the clean game text to Soft-World for its translation and double-check in the text format as Gamease demands, after which the text shall be returned to Gamease. In a certain period of time after that, Gamease shall provide the materials package of TLBB (Traditional Chinese Version) to Soft-World. The process also applies to the subsequent renewals. Gamease shall provide the technical support for localizing the TLBB (Traditional Chinese Version), in reference to the specific needs and in accordance with the standards made by Soft-World, to adapt to the network environment within the scope of the license and the performance of PCs and to satisfy the needs for commercial operation. In this Agreement, the “TLBB (Traditional Chinese Version)” refers to the completely localized version of TLBB.

1.7	Commercialization: sale of all forms of the service fee caused when Soft-World provides services to users through various commercial channels. In consideration of the commercialization of TLBB (Traditional Chinese Version), an agreement shall be executed concerning the charging standard of the service fee. After mutual agreement, the service fee for TLBB (Traditional Chinese Version) could be adjusted to some extent. Pursuant to this charging standard, Soft-World may adjust accordingly the online category and price of the service fee based on the conditions of the local market. Each adjustment shall be notified to Gamease in the monthly Statement of Royalty. The commencement date of commercialization shall be determined by Soft-World according to the market environment, opportunities and the content of the products within the scope of the license. Soft-World shall take the advice and interests of Gamease seriously.

Both Parties agree that the commencement date of TLBB’s commercialization (Traditional Chinese Version) shall not be later than one hundred and eighty (180) days after the execution of this Agreement. The exact date of commercialization shall be determined by both Parties through negotiation.

1.8	Official Charging in the Mall: opening the Items Selling System in TLBB (Traditional Chinese Version) to users within the scope of the license and provision of fee-collecting services hereafter referred to as official charging.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

1.9	Game-related Products: the physical objects related to the content of the game developed by Gamease or through relevant authorization, including the dolls of characters in the game, the stationery, toys and publications related to the content of the game, the clothing, decoration and commodities related to the image of the characters with the game’s LOGO, the tools of the game, mobile images, ringtones and so on.

1.10	Revenue from Game-related Products: the portion of the gross revenue from the Game-related Products generated by Soft-World or by its authorized persons, to which Gamese is entitled to receive.

1.11	License Royalty: the proceeds that Gamease is entitled to obtain as the developer and technology supporter of TLBB (Traditional Chinese Version) for authorizing Soft-World to utilize and operate TLBB, including the royalty, additional royalty, share of monthly sales and the proceeds from the Game-related Products. The authorized income shall be paid by Soft-World to Gamease in accordance with the relevant provisions of this Agreement.

1.12	Technological Service: the periodic renewal of the game’s content, server upgrades, provision of the updated detailed text, advice made to the sales strategy of the commodities in the Mall, the system’s remote maintenance, the solutions to emergencies and illegal plug-ins.

1.13	Open Pack: as also called starter pack, a package containing the starter (practicing) points or game currency for game demos by players or for them to buy virtual items in the mall and the virtual items for promotion.

1.14	Charging Prepaid Card: a commodity by which ordinary consumers may, after recharging the par value of billing cards, accumulate points in this charging mechanism and deduct points in light of the playing time, consumption of virtual items, etc. It includes materials cards or virtual cards of all sorts, such as prepaid cards, virtual prepaid cards, monthly cards, virtual item point cards and the billing points contained in the relevant set of goods.

1.15	Product Package: products containing virtual items open to users’ purchase, such as billing point cards, game CDs, etc.

1.16	Guide Book: a reference book for the ordinary consumers to play the game smoothly.

1.17	Publications: in addition to the guide book, all other printing materials published in connection with TLBB (Traditional Chinese Version).

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

1.18	Virtual Items: all sorts of virtual items in the game.

2.	Scope of License

2.1	Grant, Scope and Term of License

Pursuant to the following terms and conditions, Gamease hereby grants Soft-World the exclusive proxy right to act as the agent for TLBB (Traditional Chinese Version) in Taiwan (hereafter referred as “the Scope of License”). The term of the license of TLBB (Traditional Chinese Version) shall commence and come into effect as of the date of the execution of this License Agreement and terminate on the third anniversary date from the date of the official charging of TLBB (Traditional Chinese Version) (which shall be displayed on the charging system)

(a)	The exclusive proxy rights Gamease grants to Soft-World shall include the following:

i.	to distribute, demonstrate and display of the client end;

ii.	to sell, market or distribute directly to the users or conduct such activities through sales agents or dealers;

iii.	to permit the ultimate end users to use the products within the scope of the license;

iv.	to provide maintenance and support services, including but not limited to technical support, software support, consumer service and online consumer service and provision of services to the ultimate end users pursuant to the regulations on Soft-World’s customer services;

v.	to install, copy, save the server programs for providing necessary services;

vi.	to sell the Game-related Products, material objects or virtual items pack, the open pack (starter pack) and the client end within the scope of the license;

(b)	Soft-World hereby acknowledges, represents and warrants that, without the prior written consent from Gamease, it shall not use this product for any other purpose, and it shall not operate TLBB (Traditional Chinese Version) and sell the related products in places beyond the scope of the license in any manner.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

2.2	Modifications and Upgrade of the Game

(a)	Gamease agrees that, within three (3) years from the date of the official charging, it shall conduct a large-scale modification or upgrade to TLBB (Traditional Chinese Version) every six (6) months. Since TLBB is an Item Mall, Gamease shall upgrade the virtual items in the Mall every month to facilitate the operation in the local market. The exact amount of the virtual items shall be agreed upon by both Parties.

(b)	Sublicense: without prior written consent from Gamease, Soft-World shall not sublicense, designate or assign any right relating to the product or any part of it or any right granted pursuant to this Agreement to any third Party (except for Game Flier International Corp., a subsidiary of Soft-World, with written acknowledgement of Gamease). To be precise, the license granted pursuant to this Agreement shall be enjoyed by Soft-World only. Without the prior written consent from Gamease, no right and obligation assumed by Soft-World shall be assigned, allotted, pledged, sold, mortgaged, sublicensed to any third Party and shall be mortgaged or disposed of to any third Party directly or indirectly, partly or in whole, legally or illegally. Any assignment, allotment, pledge, sale, mortgage or sub-license of TLBB made without prior consent of Gamease shall be null and void.

2.3	Intellectual Property Right

(a)	During the performance of this Agreement, both Parties shall jointly complete the record-filling and registration procedures for TLBB (Traditional Chinese Version) with the scope of the license. Soft-World shall be responsible for the relevant application procedures and the total costs, and Gamease shall provide the necessary assistance in accordance with the relevant government regulations within the scope of the license. No registration file shall be deemed as alteration, assignment or forfeiture of any of Gamease’s intellectual property right in the Licensed Product.

(b)	The ownership of the trademark of TLBB belongs to Gamease. During the performance of this Agreement, Soft-World may use the trademark of TLBB (Traditional Chinese Version) within the scope of the license, and it shall be obligated to protect the trademark against infringement. During the term of cooperation, Soft-World shall use the existing trademark and symbol of TLBB, to which no alterations shall be made without the prior written consent of Gamease.

(c)	Soft-World hereby warrants that each set of user end will be sold through the product distribution channels, and the image,

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

symbol and trademark of Gamease and TLBB will be printed or shown on each of the packagings, posters or advertisements. The draft design of the packaging, poster or relevant advertisements shall be subject to examination and confirmation of Gamease in advance.

(d)	Soft-World hereby agrees to terminate the operation of TLBB in the licensed areas upon termination of this Agreement, not to collect revenue and return to Gamease the copyright, trademark use right, all relevant certificates of approval and all other authorizations obtained for the performance of this Agreement. Meanwhile, Soft-World hereby agrees that it shall, within three (3) months upon the termination of this Agreement, return to Gamease relevant data (including the data on the users, the game, etc.), information (such as technological know-hows, designs, materials, patents and technologies, etc. ) relating to the operation of the game.

(e)	In the event there is a potential infringement action against the Licensed Product or an unfair competition action from any third Party, which is acknowledged by one Party, such Party shall notify the other Party immediately. Both Parties shall take reasonable measures to prevent or stop the third Party from undertaking an infringement or unfair competition action. As the owner of the copyright, Gamease is entitled to take protective measures at its own discretion. If necessary, Gamease and Soft-World shall jointly take protective measures to prevent or stop the infringement or unfair competition action. Gamease may, by issuing a power of attorney to Soft-World, authorize the latter to be in charge of the actual implementation of such measures within the scope of the license.

(f)	Soft-World shall, within one hundred and eighty (180) days upon the execution of this Agreement, officially start operating the game (launching the commercialization of the game) within the scope of the license. If Soft-World fails to officially start operating the game within the aforesaid 180 days, Gamease shall have the right to terminate this contract unilaterally and take back the copyright and the use rights of the other intellectual property. Soft-World shall be entitled to claim neither the refund of the royalty paid to Gamease nor any economic loss from Gamease.

3.	Assignment and Implementation of Product

3.1	Localization

(a)

Upon the execution of this Agreement, Gamease shall deliver to Soft-World a list of game texts that are required to be translated, and Soft-World shall translate in the format required by Gamease, double-check and shall return the

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

translated text to Gamease within twelve (12) business days from the receipt of the list. Gamease shall, within twelve (12) business days upon receipt of the translated texts, provide to Soft-World the original version of the game. Then, Soft-World shall conduct the test with the relevant technical support from Gamease.

(b)	Gamease agrees to make its best effort to assist Soft-World in the localization work.

(c)	Both Parties shall undertake the cost and expenses in connection with the localization work at their own expense.

3.2	Internal Test

Internal Test is a free service that Soft-World provides to the users within a certain time period after the completion of the localization work for improving the functions of the system and preparing the commercialization operation. Both Parties agrees to start the internal test when the system meets the requirements set out in the quality acceptance manual upon both Parties’ confirmation. The period of internal test shall be determined by Soft-World through consultation with Gamease based on the progress and the conditions of the market. However, this period shall be not later than the commercialization progress provided for by this Agreement.

4.	System Installation

4.1	Gamease shall equip Soft-World with all the necessary software, instrument and instructions, and provide the description of the Licensed Product as indicated in Appendix 1, to enable Soft-World to provide TLBB (Traditional Chinese Version) to, and collect the service fee from, the users. Upon the execution of this Agreement, Gamease shall equip Soft-World with the following software and documents:

(a)	The LINUX-based server programs of TLBB (Traditional Chinese Version);

(b)	The user-end programs of TLBB (Traditional Chinese Version) based on Win32 Direct X;

(c)	The structure files of the database of TLBB (Traditional Chinese Version);

(d)	The structure files in the database of the charging system of TLBB (Traditional Chinese Version);

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(e)	Description of the product—game’s content, functions, characters, performance index, upgrading plan and manual of relevant system functions;

(f)	Other software and files related to the operation of TLBB (Traditional Chinese Version) (including the Guide Book and the search for the relevant guides); and

(g)	TLBB—relevant materials in connection with the official Chinese simplified version website.

Gamease shall provide the aforesaid to Soft-World within five (5) business days upon the execution of this Agreement.

4.2	Soft-World shall be responsible for the operating expenses in connection with the installation of the servers and rent of the networks during the period of system installation. The place of system installation and the number of the systems to be installed shall be determined by Soft-World in accordance with the technology manual provided by Gamease. Gamease shall be responsible for guaranteeing the performance index of the systems in compliance with the manual and the standards referred to in the description of the Licensed Product.

4.3	During the period of system installation, Soft-World shall cooperate upon Gamease’s request.

5.	Technical Support and Safety

5.1	Gamease hereby agrees to disclose to Soft-World all the information related to running programs and deliver to Soft-World in writing the basic information in connection with the maintenance of the system.

5.2	Gamease shall take advance protective measures to the source code and executable programs of the game and deliver to Soft-World in the form of memorandum. During the term of the license pursuant to this Agreement, Gamease shall bear all the losses incurred by the leakage of executable programs of the game caused by the inadequate protection by Gamease, and Soft-World shall bear all the losses incurred by the leakage of executable programs of the game caused by the inadequate protection by Soft-World. The losses shall include without limitation the direct economic losses and other relevant losses of the Parties hereto and compensations made to relevant third Parties.

5.3	In the event that serious accidents occur due to the improper action or delay of technical support and/or maintenance, both Parties shall further discuss the protective measures towards such accidents in addition to undertaking prompt measures.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

5.4	In order to ensure the normal operation of TLBB (Traditional Chinese Version), Gamease shall keep the bona fide cooperation with Soft-World and dispatch relevant technical personnel to Taiwan if necessary. The expenses incurred in connection with the dispatch of technical personnel to the places within the scope of the license shall be borne by Soft-World, including the accommodation costs, the flight tickets and the local transport costs. The Parties agree to cooperate and assist the employees in handling the customs clearance procedures required when going from the place where one Party is located to the other Party’s location.

5.5	Time Limit for Technology Response

In consideration of the requirements of Soft-World regarding technical support, Gamease’s time limit for technology response is set out below:

(a)	Partial Problems: In the event that a single player, server or line has abnormal services, Gamease shall offer technical support within twenty-four (24) hours after receipt of the unusual circumstance (not including non-business days) and shall resolve it within 3 × 24 hours.

(b)	General problems: In the event that most of the players cannot play the game normally due to system reasons, Gamease shall resolve it within twenty-four (24) hours upon the receipt of the problem (not including non-business days). Where the server module has any fault (such as the login system, game service system, etc.), Gamease shall endeavor to offer technical support immediately and shall resolve it within forty-eight (48) hours.

(c)	As for problems difficult to be identified or solved in a short time, Gamease shall make its best effort to offer cooperation for the timely settlement.

(d)	Both Parties confirm that, the technical support aforesaid shall be conducted in the form of BBS, telephone, facsimile, email, MSN, etc.

5.6	Training and Technical Support

Gamease shall provide the technical personnel of Soft-World with the necessary technical training. Gamease shall bear the expenses for the first time visit by its technical personnel to Taiwan in connection with the formalities of Taiwan and his or her

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

round-trip tickets, but the accommodation costs, transport costs and training fees in Taiwan shall be borne by Soft-World. After that, if the technical personnel of Gamease visit Taiwan upon the request of Soft-World, the expenses for the formalities shall be borne by Gamease, and the expenses of the round-trip tickets to Taiwan, the accommodation costs, and all the transport costs in Taiwan shall be borne by Soft-World. The number of the technical personnel to be dispatched, the time, place, content and the manner of the training shall be determined through separate consultation according to the requirement of Soft-World and confirmed in writing.

Gamease hereby warrants that at least one technical person will be online for twenty-four (24) hours a day and will be responsible for providing necessary technical support and solve any emergency technical fault.

5.7	Content Guaranty and Upgrade

Within thirty (30) days after the execution of this Agreement, Gamease shall deliver to Soft-World the content plan of the game, including but not limited to the game map, instrument, features of the characters, abilities of the characters, game tasks, the quantitative standard and system framework of challenges for each level, the data in official website of TLBB (Simplified Chinese Version), the list of the virtual tools, etc. Soft-World shall have the right to demand Gamease to improve the quality and quantity of this plan. Gamease may start to carry out this plan after mutual confirmation from both Parties. Within the valid term of this Agreement, Gamease shall, according to the requirement of development, conduct a large-scale modification or upgrading every six (6) months, and Soft-World shall, according to the requirement of Gamease, provide corresponding support and cooperation and be responsible for the relevant localization work.

5.8	Gamease shall provide to Soft-World all the reasonable assistance in building the server systems, including without limitation the building of the game server, the database server and the login server, and install the relevant software in the server systems.

5.9	Soft-World shall be responsible for setting up the charging system and User Registration, and Gamease shall be in charge of the technical work involved in the building of the login system and internal charging system of the game. Gamease may provide the programme of updates of internal charging system, and Soft-World may install the programs provided by Gamease or authorize Gamease to complete it. Both Parties shall jointly complete the connection of the systems, and Soft-World shall offer the backstage entrance of the charging system to Gamease for its check of charge historical information at any time.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

6.	Licensed Proceeds

6.1	Royalty

The royalty payable by Soft-World shall be US$    *    (which shall not be returned once paid to Gamease), including 20% of which shall be withheld in Taiwan as income taxes. All payments shall be conducted in accordance with the tax withholding procedures as required by the laws of Taiwan. Soft-World shall provide to Gamease the tax payment receipts issued by the relevant government department.

6.1.1	Payment of the Royalty

(a)	Soft-World shall remit US$ * as * % of the royalty to the bank account designated by Gamease within seven (7) working days as of the date of execution of this Agreement and upon receiving the invoice issued by Gamease;

(b)	Soft-World shall remit US$ * as * % of the royalty to the bank account designated by Gamease within seven (7) working days as of date of commencement of the internal test of TLBB and upon receiving the invoice issued by Gamease;

(c)	Soft-World shall remit US$ * as the last * % of the royalty to the bank account designated by Gamease within seven (7) working days as of date of official charging of TLBB (Traditional Chinese Version) and upon receiving the invoice issued by Gamease;

6.2	Additional Royalty

6.2.1	After the official charging of TLBB operated by Soft-World, if the service fee collected by Soft-World in a month reaches NT$ *, Soft-World shall, within ten (10) business days of the following month, provide the royalty statement to Gamease and pay an additional royalty equivalent to US$ * to Gamease in lump sum within ten (10) business days as of the submission date of the statement and as of the date upon which Gamease granted written consent.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

After that, in the event that the service fee collected by Soft-World in a month reaches NT$    *     , Soft-World shall, within ten (10) business days of following month, provide the royalty statement to Gamease and pay an additional royalty equivalent to US$    *    to Gamease in lump sum within ten (10) business days as of the submission date of the statement and as of the date upon which Gamease granted written consent. After that, if the service fee collected by Soft-World in a month reaches NT$    *    , Soft-World shall, within ten (10) business days of the following month, provide the royalty statement to Gamease, and pay an additional royalty equivalent to US$    *    to Gamease in lump sum within ten (10) business days as of the submission date of the statement and as of the date upon which Gamease granted written consent. The maximum amount of additional royalty is US$    *    , and it shall not be increased after achieving US$    *    .

OR

6.2.2	After the official charging of TLBB operated by Soft-World, if the service fee collected by Soft-World in a month directly reaches NT$ * , Soft-World shall, after obtaining the written consent from Gamease, pay an additional royalty equivalent to US$ * to Gamease in lump sum within twenty (20) days of following month. After that, if the service fee collected by Soft-World in a month reaches NT$ * , Soft-World shall, after obtaining the written consent from Gamease, pay an additional royalty equivalent to US$ * to Gamease in lump sum within twenty (20) days of following month. The maximum amount of additional royalty is US$ * , and it shall not be increased after achieving US$ * .

OR

6.2.3	After the official charging of TLBB operated by Soft-World, in the event that the service fee collected by Soft-World in a month directly reaches NT$ * , Soft-World shall, after obtaining the written consent from Gamease, pay an additional royalty equivalent to US$ * to Gamease in lump sum within twenty (20) days of following month. The maximum amount of additional royalty is US$ * , and it shall not be increased after achieving US$ * .

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

6.3	Share of Monthly Sales Revenue

Besides the royalty and additional royalties, Soft-World shall pay    *    % of the service fee to Gamease as a Share of Monthly Sales Revenue. The computation formula of the Share of Monthly Sales Revenue is as follows:

Share of Monthly Sales Revenue = Service Fee ×    *    %

6.3.1	Payment of the Share of Monthly Sales Revenue:

(a)	Both Parties shall, commencing from the date of official charging of TLBB (Traditional Chinese Version) onwards, confirm the Share of Monthly Sales Revenue for the previous month based on the data provided by the charging system of the TLBB (Traditional Chinese Version), which is installed by Soft-World with Gamease’s assistance. Both Parties agree to apply the natural month as the settlement month for settling the Share of Monthly Sales Revenue. Soft-World shall provide to Gamease the data of operation and sales data for the previous month (the Settlement Statement for Sales) prior to the 10th day of each month. After confirmation by Gamease, Soft-World shall remit the Share of Monthly Sale Revenue for the previous month to the bank account designated by Gamease within seven (7) working days as of the date upon receipt of the invoice issued by Gamease. The settlement and payment of the Share of Monthly Sale Revenue is illuminated as follows:

If TLBB (Traditional Chinese Version) officially starts charging on January 10, 2008, the royalty settlement statement for sales between January 10th and January 31st shall be provided to Gamease on February 10th. The royalty statement shall be made in US Dollar, and the exchange rate shall apply the exchange rate announced by the Bank of Taiwan as of the last date of the previous month. After confirmation by both Parties of the previous month’s sales revenue, Soft-World shall remit the Share of Monthly Sales Revenue to the bank account designated by Gamease within seven (7) business days as of date upon receipt of the invoice issued by Gamease.

(b)	When paying the Share of Monthly Sales Revenue to Gamease, Soft-World shall convert the amount into US Dollars in accordance with the exchange rate announced by the Bank of Taiwan at the last day of the settlement month.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

6.4	Share of Sales Income from Game-Related Products and the Guide Book

The computation formula of Share of Income from Game-Related Products is equal to the quantity of products sold × actual market price ×    *    %.

Soft-World shall, when producing and selling, or authorizing others to produce and sell the Game-related Products as provided for in this Agreement, give a ten (10) business days’ notice in writing in advance to Gamease, which shall include the category, quantity, sales price and sale date. Gamease shall complete the written confirmations within five (5) days upon receiving the written notices on whether it agrees to the production of any of the Game-related Products. Soft-World shall record the sales of income on the royalty statement of the following month after selling the products, and pay, after confirmation by both Parties, the share of the income from Game-related Products of the previous month to Gamease and remit such share of income to the bank account designated by Gamease on the 20th day of the month of submitting the royalty statement or within seven (7) business days upon receipt of the invoice issued by Gamease (whichever is later).

6.5	Gamease authorizes in writing Soft-World to sell the virtual items within the product package. The production and sale of the virtual items within the product package shall be subject to the prior written confirmation of Gamease. The price of the product package shall be agreed upon by both Parties, and the product shall not be sold without the prior written confirmation of Gamease. Soft-World shall report to Gamease the sales quantity and amount of the product packages sold for the previous month prior to the 10th day of each month and pay the share of sale income to Gamease within seven (7) days upon the receipt of the invoice issued by Gamease.

Share of sales income = sales income of product packages per month ×    *    %

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

6.6	Non-charging prepaid cards and starter cards pack containing only starter (practicing) points and material starter pack (including the CD) valued at NT$ * are only used to attract players and promote the products, instead of being used for profit making purposes. Soft-World shall notify Gamease, by mail one month in advance, of the number of products to be provided as gifts, and it shall not sell the package of these products without obtaining the consent of Gamease. Soft-World shall not be responsible for paying any royalty or expenses to Gamease for such promotion-based product packages.

6.7	Tax: during the term of performance of this Agreement, each Party shall be responsible for the taxes or expenses payable by themselves as required by the governmental departments within the scope of the license. Both Parties agree that all payments aforesaid (including the royalty, additional royalty, Share of Monthly Sales Revenue, Share of Income from Game-related Products and the guide book, etc.) shall be withheld at the rate of 20% in Taiwan in accordance with the laws of Taiwan. Soft-World shall provide to Gamease the tax payment receipts issued by the relevant government department.

6.8	Payment arrangement: both Parties agree that all the expenses and revenues, during the term of performance, shall be calculated in NT$ and all payments shall be made in US$. When paying the Share of Monthly Sales Revenue to Gamease, Soft-World shall convert the amount into US Dollars in accordance with the exchange rate announced by Bank of Taiwan as of the last day of the settlement month.

Account Name: Beijing Gamease Age Digital Technology Co., Ltd.

Account Bank: *

Account No.: *

Swift code: *

6.9	Both Parties shall share the monthly sales income from Game-related Products and the guide book in accordance with the provisions of Article 6.3, 6.4 and 6.5, and Gamease shall not return the payments back to Soft-World after settlement. If Soft-World ceases the operation of TLBB in Taiwan, all matters, including user refund issue, shall be solved by Soft-World, and Gamease has no obligation on such matters.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

7.	Confidentiality and Information Exchange

7.1	Confidentiality

Both Parties agree to keep all the commercial secrets under this Agreement confidential and, without prior written consent from both Parties, shall not disclose these secrets to any person or any third Party at time or any place. No one shall disclose these secrets to any person or any third Party at any time or place.

The following circumstances shall survive the previous paragraph:

(a)	available to the public under normal circumstances;

(b)	disclosed by the information holder and announced clearly not to be confidential;

(c)	known or to be known by the information insiders without the violation of this Agreement or the obligations of confidentiality;

(d)	found by the information insiders independently;

(e)	required to disclose due to litigations, taxes or government orders.

If the information is disclosed to consultants of either Party or to the government, the relevant consultants shall be governed by this Article.

7.2	Information Exchange

Soft-World shall, on the 10th day of each month, provide a note of bill and a written report in Chinese concerning the sales revenue, the number of applying users, the total number of registered users and the market promotion to Gamease. Soft-World shall provide these documents to Gamease or to its authorized representatives for inspection in the place and manner designated by Gamease.

Gamease shall provide the note of bill and a written report in Chinese concerning the technology upgrades, system maintenance, content renewal and development progress to Soft-World every month. Gamease shall provide these documents to Soft-World or to the its authorized representatives for inspection in the place and manner designated by Soft-World.

7.3	Access to Information

Soft-World shall offer Gamease the authorization to access the server of the online charging and charging system. Under the

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

circumstance to guarantee the system’s safety, Soft-World may allow Gamease to enter the system at any place (local or long-distance) to obtain information regarding the number of online users, statistics data of sales and calculation of the Share of Monthly Sales Revenue. Gamease shall not make any alteration to the online charging and charging system without permission. Soft-World shall be obligated to record in good faith the reasons for each alteration to the database and provide a report on the information exchange aforesaid to Gamease.

8.	Marketing Plan and Implementation

8.1	Marketing Plan

Soft-World shall, within sixty (60) days upon the execution of this Agreement, provide to Gamease a marketing promotion plan, which shall include the implementation of the marketing advertisements, product services, sales methods and other necessary provisions agreed upon by both Parties. Soft-World shall be responsible for the implementation of this plan at its own expenses, and Gamease shall be in charge of providing the comprehensive technical cooperation.

8.2	Promotion Materials

Gamease shall make its best effort to provide relevant materials on the background of the promotion or technical assistance as requested by Soft-World.

8.3	Implementation

Soft-World shall make its best effort to conduct the sale of the products by all reasonable and accurate manners during its implementation of this Agreement. Soft-World shall have the right to use all the posters, advertisements and other promotion materials relevant to the products and place the logo of TLBB on the relevant sale and promotion materials. Soft-World may, at any time, constitute and implement the product promotion plan according to the market circumstances. Both Parties agree, in order to perform the duties and obligations of both Parties, to conduct information exchanges regarding the sale, advertisement and promotion of products. Soft-World shall first notify Gamease of the relevant marketing plans for discussion with Gamease on the sale and promotion of products, and Gamease shall offer cooperation in good faith, however, Gamease is not obligated to participate in all the marketing plans and sale activities.

8.4	Soft-World hereby warrants that it will not sell the product packages and prepaid cards in Hong Kong and Macau.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

8.5	Soft-World hereby warrants that it shall through technical measures block the IP users of Hong Kong from logging in the TLBB server in Taiwan.

9.	Marketing Promotion and Assumption of Production Costs

Both Parties agree as follows:

(a)	Soft-World agrees to bear the marketing promotion and production costs of TLBB (Traditional Chinese Version) in Taiwan after the execution of this Agreement, including the expenses for the production of products and promotion materials (such as product packaging, posters, brand establishment, DM, etc.); Soft-World warrants paying NT $ * for marketing promotion in the early stage starting from beginning of the cooperation to the date of the official charging, and, after official charging, * % of the net income for the full year will be invested for marketing promotion in Taiwan.

(b)	Soft-World warrants providing the marketing promotion plans to Gamease in order to be supervised by Gamease. Soft-World shall notify Gamease of any possible alterations of marketing promotion plan two (2) weeks in advance.

(c)	Gamease shall provide to Soft-World all the documents (such as pictures) necessary for the promotion of TLBB (Traditional Chinese Version) or make suggestions on the promotion plan to Soft-World, and it shall also attend the press conferences or activities planned and arranged by Soft-World.

(d)	Both Parties agree that, before the commercialization of TLBB (Traditional Chinese Version), the marketing meetings with respect to the operation, promotion and activities of TLBB (Traditional Chinese Version) shall be held at least once every two weeks, to determine and adjust the manner and content of the marketing sale.

10.	Delay and Default of Performance

10.1	Both Parties shall actively guarantee the performance of this Agreement and shall immediately take action for remedy in the event of a breach.

10.2	If Soft-World fails to pay Gamease the account payable in the applicable period while Gamease has duly performed the

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

obligations under this Agreement, Gamease shall have the right to claim for all the losses incurred by such breach and demand Soft-World to perform its duty of payment within thirty (30) days. The liquidated damages shall be 3% of account payable in the applicable period per day. If any payment is delayed for sixty (60) days, Gamease shall be entitled to terminate this Agreement unilaterally.

10.3	If Gamease fails to provide the technology service, improvement or upgrade in accordance with the schedule and/or the stipulation of the Agreement while Soft-World has duly performed the obligations under this Agreement, Soft-World shall have the right to claim for all the losses incurred by such breach and demand Gamease to perform its obligations within sixty (60) days. The liquidated damages shall be 3% of the account payable in the applicable period per day.

10.4	To encourage the mutual trust and cooperation, both Parties agree that, during the term of performance of this Agreement, Gamease may, by giving a ten (10) days’ notice in advance, at its own expenses hire a certified public account (CPA) or a world-known accounting firm to conduct auditing on the account books and records of Soft-World, which is related to the revenue part of Gamease at the time and in the manner agreed upon by both Parties. If the audit results show Soft-World has not paid to Gamease in full; Soft-World shall make full payment to Gamease, and pay the late fees in accordance with the provisions of Article 10.2 as well as indemnify Gamease for the reasonable expenses incurred in the auditing work. Likewise, Soft-World may at its own expenses, by itself or through other authorized institution, conduct inspections on the improvement, upgrading and renewal of the products at the time and manner agreed upon by both Parties by giving a notice to Gamease in advance. If the results of inspection show that Gamease has failed to perform its obligations according to the schedule or standard agreed upon by both Parties, Soft-World may stop the payment of relevant funds to Gamease until Gamease has complied with the requirements agreed upon by both Parties. Meanwhile, as indicated in Article 10.3, Gamease shall bear the reasonable expenses related to such inspections and pay liquidated damages to Soft-World.

10.5	The provisions aforesaid shall not be applicable if a Party has notified the other Party in writing and has been accepted by such Party.

11.	Performance and Termination

11.1	Performance of the Agreement

(a)	This Agreement shall come into force as of the date of execution by both Parties.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(b)	The total operation term of TLBB (Traditional Chinese Version) shall commence from the date of implementation and finish on the third anniversary of the official charging date of TLBB (Traditional Chinese Version).

(c)	If both Parties fail to conclude an agreement on further cooperation at termination of this Agreement, Soft-World shall pay all the funds to Gamease and, by making a public announcement and prevent the confidential information from disclosing to end users, shall hand over the database materials to Gamease or any third Party it designates.

(d)	Soft-World shall pay, and Gamease is entitled to receive the royalty, Share of Monthly Sales Revenue, Share of Income from Game-related Products in compliance with the timetable in this Agreement. No unilateral termination of the Agreement is allowed except under the circumstance expressly provided in this Agreement. Even if a Party breaches the contract, the other Party may, based upon the principle for realizing the highest interests of the Agreement, demand the defaulting Party to continue to perform under the Agreement without prejudice to its right of claims for losses incurred by such breach.

11.2	Unilateral Termination

Under the following circumstances, either Party may unilaterally terminate the Agreement by giving a written notice to the other Party:

(a)	The Parties shall settle any problem or dispute arising out of the performance of this Agreement firstly. If no settlement can be reached through friendly negotiations within thirty (30) days after they start negotiations, which prevents one Party or both Parties from continuing its or their performance of the rights and obligations under the Agreement, either Party may unilaterally terminate the Agreement

(b)	Where a Party breaches the contract, the performing Party shall be entitled to give a written notice to the breaching Party for requesting it to cease such breach and take actions to remedy. If the breaching Party fails to take actions to remedy such breach within thirty (30) days after receipt of the written notice from the performing Party, the latter may unilaterally terminate the Agreement.

(c)	During the performance of this Agreement, if one Party concludes an agreement with its creditors and announces its fall into a liquidation process (whenever it is dissolved, taken over by their Party, by custody of the court), and the due performance of this Agreement is affected, either Party may unilaterally terminate the Agreement by giving a written notice to the other Party.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

•

If Gamease is the Party to be notified, it shall provide to Soft-World all the source codes of TLBB (Traditional Chinese Version) in order to ensure the normal provision of services to users within the scope of the license. The source codes received by Soft-World shall only be used to provide services to users within the scope of the license.

•

If Soft-World is the Party notifying, it shall hand over, free of charge, the user’s database, information of sales channels and other materials related to the commercialization to Gamease and any third Party it designates in order to ensure the normal provision of services to users within the scope of the license. Gamease shall have the right to look for another Party to continue operating TLBB in Taiwan.

(d)	If one Party is forced to suspend the performance of this Agreement by a force majeure event which has lasted for three (3) months, and both Parties fail to reach a solution.

(e)	During the performance of this Agreement, if one Party is required by the government to make some corrections or amendments to its rights or obligations under this Agreement and such amendments or corrections makes attaining either Party’s commercial targets impossible.

(f)	Special Statement: If the source codes or the server programs are disclosed by an illegal server for reasons attributable to Gamease and both Parties fail to reach an agreement within thirty (30) days thereafter, Soft-World shall have the right to terminate this Agreement unilaterally without prejudice to its right of claims against Gamease for all the losses incurred. If the server programs are disclosed for reasons attributable to Soft-World and both Parties fail to reach an agreement within thirty (30) days thereafter, Gamease shall have the right to terminate this Agreement unilaterally without prejudice to its right of claims against Soft-World for all the losses incurred.

(g)	This Agreement may be terminated through written consent by both Parties.

12.	Amendment or Supplement

12.1	No amendment or supplement shall be made to this Agreement without the written consent of both Parties.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

12.2	During the performance of this Agreement, if any emergency occur, the Parties hereto shall settle such problem through friendly negotiations, and conclude, based on this Agreement, a supplementary agreement in the principle of fairness and mutual benefit. Either Party has the right to demand the execution of a supplementary agreement and make a supplementary statement for the emergency.

12.3	Without the prior written consent of both Parties, no right or obligation under the Agreement shall be sold, assigned or granted to any third Party. If this Agreement is agreed by both Parties to be transferred by one Party to any third Party, the transferring Party and the third Party shall guarantee the rights and obligations of the other Party in writing, which means that the rights and obligations of either Party thereto shall remain the same even if the signing Party is different.

13.	Representations and Covenants

13.1	Warranties by Gamease

(a)	Gamease has the right to execute this Agreement, and it shall have the right to license and dispose the above products owned or to be owned by Gamease.

(b)	The performance of Gamease under this Agreement and the completion of the proposed transaction do not violate any effective laws or regulations. The use of the product by Gamease or Soft-World would not infringe any patent, copyright, trade secret or third Parties’ intellectual property right.

13.2	Warranties by Soft-World

(a)	Soft-World has the right to execute this Agreement, and it shall use, maintain, sell and promote the products in accordance with the laws and regulations applicable within the scope of the license.

(b)	Soft-World shall be responsible for all the expenses incurred in connection with the sale transactions of the product and/or relevant procedures (such as application for registration code, feasibility study, permits by government), relationship with the government and obtaining all the governmental approvals necessary for the adequate performance of this Agreement, including but not limited to the sale permit for the imported games, any payment and exchange agreement related to this Agreement.

13.3	Both Parties warrant that the effectiveness, interpretation and performance of this Agreement will be in full compliance with the

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

laws in places within the scope of the license and those of the People’s Republic of China. Each Party shall make its reasonable effort to assist the other Party in obtaining the necessary governmental permits, even if the permits are related to the Agreement. Both Parties shall make corresponding modifications or corrections if required by any governmental approval, and the modified and corrected provisions shall be valid and binding.

14.	Notice

Any notice which is given pursuant to this Agreement shall be in writing and delivered personally, transmitted by facsimile or sent by postage prepaid, to the following addresses and numbers:

Beijing Gamease Age Digital Technology Co., Ltd.

Recipient: Yanjuan Chen

Address: F2-5, East Wing, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing

Tel: 86-10-62726816

Fax: 86-10-62702951

Email: vickiechen@sohu-inc.com

Soft-World International Corp. (Taiwan)

Recipient: Wei Liu

Address: No. 99-10, Sec. 2, Nangang Rd., Taipei City, Taiwan Province

Tel: +886-2-27889229 #229

Fax: +886-2-77236699

Email: wennie@soft-world.com.tw

Notices given by personal delivery shall be deemed effective as of the date of delivery; notices given by facsimile shall be deemed effective on the date of successful transmission; notices sent by postage prepaid shall be deemed effective on the fifth (5) working day as of the date of mailing. The letter is proved to be duly mailed when the address is accurately written, the stamp duly affixed and the letter put in the box. All the means of notices shall be treated impartially. A written confirmation to each notice given by facsimile shall be made immediately and delivered personally or sent by postage prepaid to the other Party. Either Party shall give a seven (7) days’ notice in writing prior to any change of its address or fax number.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

15.	Settlement of Disputes

If any dispute arise out of the performance of this Agreement, the Parties hereto shall firstly settle such dispute through friendly negotiations. If no settlement can be reached through consultation, each Party can submit such matter to the courts of Singapore for arbitration and be judged with the then current effective rules. The arbitration award shall be final and binding upon the Parties.

16.	Non-Agency

Each Party is an independent contractor, and no part of this Agreement shall be construed as one Party appointing the other Party as its agent, partner, legal person, lawyer or employee. One Party shall not be bound by the other Party except the stipulation in provisions of this Agreement.

17.	Force Majeure

If performance of the obligations in this Agreement is delayed by the fault, forbearance or negligence caused by reasons beyond the reasonable control of each Party, including natural disasters, strikes, riots, wars, plagues, acts of governments after the execution of this Agreement, earthquakes or other disasters, neither Party shall be responsible for such fault, forbearance or negligence caused by such reasons. In this case, the Party affected by such force majeure shall deliver in writing a liability exemption statement to the other Party, and both Parties have the obligation to make up the losses incurred. Besides, the time limitation fixed by the affected Party for the performance of its duties under this Agreement shall be correspondingly extended with reference to the losses incurred by the force majeure event.

18.	Effectiveness

The letter of intent executed by both Parties prior to this Agreement is concluded in order to basically determine the matters of cooperation and the rights and obligations of both Parties. If the content contained in the letter of intent is different with this Agreement, this Agreement shall prevail.

19.	Miscellaneous

19.1	The terms and headings of each section contained in this Agreement are for the convenience of reference only and shall not affect the performance of this Agreement in material respects.

19.2

This Agreement shall come into effect as of the date of its execution. If Party B proposes to renew this Agreement within three (3) days before the expiration of this Agreement, Party B shall be entitled the priority to continue its operation of TLBB in the

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Taiwan region under the same conditions. The provisions for such renewal shall be negotiated by both Parties separately. If Party B fails to issue a renewal request within such period, it shall be deemed as a waiver of the priority.

19.3	Soft-World shall be entitled the priority as the agent of any continuation or additional story of TLBB developed by Gamease or other online games launched by Gamease.

19.4	Upon the performance of this Agreement, the Parties would release or acknowledge the following documents as Appendices to this Agreement:

•	Photocopies of the business licenses of both Parties (with company seal)

•	The certificate of copyright or certificate of authorization of TLBB in Chinese version

•	Quality Acceptance Manual of TLBB

Both Parties agree to execute supplementary agreements or add the appendices during the term of this Agreement.

19.5	Soft-World may sublicense a part of the game’s service operation under this Agreement to its subsidiary (Game Flier International Corporation); however, Soft-World shall bear joint and several liabilities for the performance of its subsidiary.

19.6	This Agreement is made in four (4) copies. Gamease and Soft-World shall hold two (2) copies respectively. Each copy of this Agreement shall have equal effect.

[No Text below]

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Party A: Beijing Gamease Age Digital Technology Co., Ltd. (Seal)

Authorized Signatory:	/s/ Tao Wang

Name: Tao Wang

Title:

Party B: Soft-World International Corp. (Seal)

Authorized Signatory:	/s/ Junbo Wang (Seal)

Name: Junbo Wang

Title: CEO / President

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

APPENDIX 1

Description of the Licensed Product

Licensor: Beijing Gamease Age Digital Technology Co., Ltd.

Licensee: Soft-World International Corp.

Game Management Tools and Consumer Support Tools

The Licensor shall provide the application programs and add-ons of the licensed software, together with relevant operation guide as attached, which may cause the game management tools to perform the following functions:

•	Message broadcasting

•	Monitor of server’s status (normal, maintenance, number of people)

•	Instant delivery of game messages to GM

•	Instant messages replay from GM to online players

•	Expulsion of selected users out of game

•	Search of online users list

•	Prohibition of selected users from chatting

•	Suspension of the game service accounts of selected users (excluding role play)

•	Real-time search and modification of player’s relevant information

•	Inquiry and review of player’s course

•	Identification and record mechanism of illegal plug-ins (including the acceleration and data modification and robot’s part)

•	Tools for installing and uninstalling the virtual items in the Mall and setting instructions

•	Virtual item management tools or setting instructions in the Mall

•	Record inquiry of the purchase, deal, gifts and use of commodities sold in the Mall

Database Model

The Licensor shall provide the manuals (“database model”) for Licensee’s development of the application programs and add-ons of the licensed products (at its selection) to perform the following functions:

•	Backup of character materials

•	Transfer of account between servers

•	Backup and recovery

•	Removal and recovery of characters

•	Modification of character information

•	Single backtrack of character information